Exhibit 10.1
Executive Employment Agreement
This executive employment agreement (the “Agreement”) is effective as of August 16, 2007 by and between Micromet, Inc. (hereinafter the “Company”) and Mark L. Reisenauer (hereinafter “Executive”).
Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and
Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;
Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
  1. Employment by the Company
     1.1 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Senior Vice President, Chief Commercial Officer, and Executive hereby accepts such employment. During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
     1.2 Duties. Executive will serve in an executive capacity and will perform such duties as are customarily associated with his then current title, consistent with the certificate of incorporation and the bylaws of the Company, and as required by the board of directors of the Company (the “Board”), including, without limitation, the performance of activities as an officer of the Company or the Company’s subsidiaries. Executive will report directly to the Chief Executive Officer. Upon termination of the employment pursuant to Section 7, Executive agrees to resign from all functions which he exercised or assumed on the basis of or in connection with Executive’s employment by the Company.
     1.3 Location. Executive’s primary office location will be at the Company’s headquarter offices in Bethesda, MD. The Company reserves the right to reasonably require Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel.
     1.4 Relocation Assistance and Signing Incentives. In order to facilitate Executive’s potential relocation from his current domicile to the area of the Company’s headquarter offices in Bethesda, the Company will:
          (a) pay all of Executive’s reasonable expenses for the relocation of Executive and his household to the area of the Company’s headquarter offices;

          (b) reimburse Executive’s transaction costs with respect to the sale of his current home in the amount of up to 6% (net after any applicable tax withholding and payroll deductions) of the sales price of such home;
          (c) reimburse up to $10,000 (net after any applicable tax withholding and payroll deductions) of Executive’s closing costs incurred in connection with the purchase of a new home in the area of the Company’s headquarter offices (excluding such costs resulting from the payment of “points” to reduce the mortgage interest rate);
          (d) reimburse Executive for the cost of renting a temporary apartment in the area of the Company’s headquarter offices for a period of up to six months and a maximum amount of up to $15,000 (net after any applicable tax withholding and payroll deductions); provided that if Executive has not been able to sell his current home prior to the expiration of the 6 month period, the Company will continue to reimburse Executive for the cost of renting a temporary apartment up to the date of the closing of the sale of his current home, but in no event for longer than an additional 6 month period; and provided further that any such additional reimbursement is deductible from the Company’s reimbursement obligations pursuant to subsection 1.4 (e) below;
          (e) if the sale of Executive’s current home occurs after the purchase of Executive’s new home in the area of the Company’s headquarter offices, the Company will reimburse the mortgage payments for Executive’s current home during the period starting on the date on which it is first offered for sale and ending on the date of closing of the sale, for a period of up to six months and a maximum amount of up to $25,000 (net after any applicable tax withholding and payroll deductions); provided that Executive will use good faith efforts to effect the sale as soon as practicable;
          (f) pay to Executive an amount of up to $30,000 (net after any applicable tax withholding and payroll deductions) with his first regular salary payment, provided that if the Executive incurs a loss as a result of a difference between the purchase price originally paid and the sales price received by Executive for his current home that is less than $30,000, the Executive will repay to the Company the difference between the loss incurred and the amount of $30,000. If, prior to the first anniversary of the Employment Commencement Date, Executive terminates his employment with the Company without Good Reason or the Company terminates Executive’s employment for Cause, then Executive will repay to the Company the amount received by Executive and not repaid under this subsection (f); and
          (g) reimburse to Executive up to $5,000 (net after any applicable tax withholding and payroll deductions) of any payments made by Executive to his prior employer on account of a repayment obligation with respect to the signing bonus received by Executive from such prior employer.
     1.5 Term. The term of this Agreement will commence on September 10, 2007 (the “Employment Commencement Date”), and will continue from that date until September 3, 2011 (the “Initial Term”), and will be renewed automatically for consecutive one (1) year periods (each an “Extension Term”, and collectively with the Initial Term referred to herein as the “Employment Term”); provided, however, that, if either the Company or the Executive does not wish to renew this Agreement when it expires at the end of the Initial Term or any Extension Term, it or Executive shall give written notice of termination in accordance with Section 7.2 or 7.4, respectively, and the terms of Section 7.2 or 7.4 will apply with respect to any such termination by the Company or Executive, respectively. The parties expressly agree that designation of the Employment Term and the renewal provisions in this Agreement do not in any way limit the right of the parties to terminate this Agreement at any time as provided in Section 7.
     1.6 Policies and Procedures. In addition to the terms of this Agreement, the employment relationship between the parties will be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions. If the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.
  2. Compensation
     2.1 Base Salary. For services rendered hereunder by Executive during the Employment Term, Executive will receive an annualized base salary of two hundred seventy five thousand US dollars (US$275,000) (the “Base Salary”), payable in accordance with the Company’s regular payroll schedule (but not less frequently than monthly), less any payroll withholding and deductions in accordance with applicable law and the Company’s general employment policies or practices. Such Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased at its discretion. The initial such review will occur in Spring 2008 in accordance with the Company’s review process for its executives.
     2.2 Bonus. Executive will participate in the Company’s Management Incentive Compensation Plan adopted by the Company from time to time or in such other bonus plan as the Board may approve for the senior executive officers of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.
     2.3 Equity Compensation.
          (a) On the first day of the month following the Employment Commencement Date (the “Grant Date”), Executive will be granted an option to purchase up to 300,000 shares of Common Stock of the Company (the “Initial Stock Option”). The Initial Stock Option will have an exercise price equal to the fair market value of the Company’s Common Stock on the date preceding the Grant Date. The Initial Stock Option will be granted as an incentive stock option to the maximum extent permitted by law, and otherwise will be non-qualified stock options. The Initial Stock Option will be subject to the Micromet, Inc. Amended and Restated 2003 Equity Incentive Award Plan (the “Plan”) and the Company’s standard form of stock option agreement, which Executive will be required to execute as a condition to this grant. The Initial Stock Option will vest over a four-year period, with 25% of the shares subject to the Initial Stock Option vesting on the 12 month anniversary date of the date of this Agreement, and 1/48 of the shares subject to the option vesting on a monthly basis thereafter.

          (b) In addition to the Initial Stock Option, Executive will be eligible to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, including, without limitation, the Plan. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.
     2.4 Acceleration of Vesting. The provisions concerning vesting pursuant to clauses (a), (b) and (c) of this Section 2.4 will be cumulative, and are hereby deemed to be a part of all stock options, including the Initial Stock Option, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.
          (a) Subject to any additional acceleration of vesting and exercisability provided for in this Agreement, in connection with a Change of Control (as defined in subsection (d) below), fifty percent (50%) of Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the date of first closing of any transaction or the stockholder vote resulting in such Change of Control. The portion of any outstanding Stock Award that remains unvested after the application of the accelerated vesting under this Section shall continue to vest on the same schedule, but the number of shares vesting on each installment shall be reduced on a pro rata basis to take into account the accelerated vesting herein.
          (b) If Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, Executive’s outstanding unvested Stock Awards that would have vested over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period, will be automatically vested and exercisable on the date of termination.
          (c) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within six (6) months prior to or twelve (12) months following a Change of Control, all of Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the later of (i) the date of termination or (ii) the date of first closing of any transaction or the stockholder vote resulting in such Change of Control. If the employment is terminated prior to the Change of Control, the Company will inform Executive in writing of any Change of Control occurring within six (6) months of such termination. If any such unvested Stock Awards have been terminated, the Company will reissue and offer to Executive any of Executive’s Stock Awards that had not vested at the time of termination. Such Stock Awards will be fully vested and exercisable at the exercise price of the previously terminated Stock Awards, provided that Executive agrees to exercise such Stock Awards within the then current calendar year.
          (d) “Change of Control” means and includes each of the following events:

               (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities, other than:
                    (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
                    (2) an acquisition of Voting Securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or
                    (3) an acquisition of Voting Securities pursuant to a transaction described in clause (iii) below that would not be a Change of Control under clause (iii);
                    Provided, however, that notwithstanding the foregoing, the following event will not constitute an “acquisition” by any person or group for purposes of this subsection (i): an acquisition of the Company’s securities by the Company (the “Securities Repurchase”) which causes the Company’s Voting Securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities, except that such Securities Repurchase will constitute a Change of Control if and when such person or group, after such Securities Repurchase, becomes the beneficial owner of any additional Voting Securities of the Company;
               (ii) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section 2.4(d) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority thereof;
               (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than:

                    (1) a transaction which results in the Company’s Voting Securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding Voting Securities immediately after the transaction, and
                    (2) a transaction after which no person or group beneficially owns Voting Securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this clause (2) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
     2.5 Standard Company Benefits. Executive will be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally, as may be adopted, amended or discontinued in its discretion, consistent with then applicable law. Until such time as the Company has established its own health insurance for which Executive is eligible, the Company will reimburse Executive for his payments for a continuation of his current health insurance pursuant to COBRA.
     2.6 Business Expenses. The Company will reimburse Executive for Company-related travel, entertainment, professional licensing, continuing education and other expenses reasonably incurred by Executive on behalf of the Company pursuant to the Company’s expense reimbursement policy for its employees.
  3. Insurance and Indemnification
     3.1 Life Insurance.
          (a) The Company will reimburse Executive for the cost of his life insurance in place as of the date of this Agreement, or corresponding insurance coverage by different insurers at comparable or lesser cost.
          (b) The Company will have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive will assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
     3.2 D&O Insurance. The Company will obtain and maintain at the Company’s expense during the Employment Term and for six (6) years thereafter liability insurance for the directors and officers of the Company (D&O insurance) in the amount of at least US$ 10 million covering any acts or omissions of the Executive in the performance of services under this Agreement.

     3.3 Indemnification. The Company and Executive will enter into a separate indemnification agreement, and the Company will indemnify Executive in accordance with the terms of such agreement.
  4. Vacation
     Executive is entitled to an annual, paid vacation in accordance with the Company’s standard policies and as otherwise provided for senior executive officers, but in no event less than twenty (20) working days. Working days are all calendar days with the exception of Saturdays, Sundays and US federal holidays (provided however, that Executive may elect to take the day after Thanksgiving in lieu of Veteran’s Day). Executive will coordinate the date of vacation reasonably in advance with the other executive officers of the Company, and the timing of such vacation will be subject to the prior approval of the Chief Executive Officer.
  5. Outside Activities During Employment
     5.1 Exclusive Employment. Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Chief Executive Officer, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities, and participate in industry associations so long as such activities do not materially interfere with the performance of his duties hereunder. Executive agrees that he will not join any boards, other than community and civic boards and boards of industry associations which do not interfere with his duties to the Company, without the prior approval of the Board.
     5.2 No Adverse Interests. Except as permitted by Section 5.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties or loyalty to the Company.
     5.3 Non-Competition during Employment Term. During the Employment Term, except on behalf of the Company or as expressly authorized by the Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation will not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
  6. Proprietary Information Obligations
     As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

  7. Termination Of Employment
     7.1 Termination by the Company for Cause
          (a) The Company may terminate Executive’s employment with the Company at any time for Cause, determined in the Board’s discretion, upon written notice to Executive.
          (b) “Cause” means: (i) a material breach of this Agreement or any other written agreement between Executive and the Company; (ii) Executive’s gross negligence or willful misconduct in the performance of his duties; (iii) the commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on the Company or any successor or affiliate thereof; (iv) any conviction of, or plea of “guilty’ or “no contest” to, a felony; (v) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; (vi) failure to attempt in good faith to implement a clear and reasonable directive of the Company’s Chief Executive Officer after written notice of such failure, and failure by Executive to cure the same within fifteen (15) business days after receipt of such notice; (vii) persistent unsatisfactory performance of job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure if deemed curable; or (viii) breach of fiduciary duty; provided, however, that prior to the determination that Cause under this subsection (b) has occurred, the Company will (1) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (2) afford Executive a reasonable opportunity to remedy any such breach except with respect to clause (vi) above which specifies the applicable period of time for Executive to remedy his breach, (3) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such Cause, and (4) make any decision that such Cause exists in good faith.
          (c) In connection with a termination of the employment pursuant to this Section 7.1, Executive will not be entitled to receive any Severance Benefits (as defined in Section 7.2 below), unpaid bonuses or other compensation, other than accrued Base Salary plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of the Company through the date of termination.
  7.2 Termination by the Company without Cause.
          (a) The Company may terminate Executive’s employment with the Company at any time without Cause.
          (b) In the event the Company terminates Executive’s employment without Cause, the Company will pay Executive the Base Salary due the Executive through the date of termination, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of the Company at the time of termination. In addition, and provided that Executive executes and does not revoke a release as provided in Section 8, the Company will pay or grant Executive in lieu of any other severance benefits or any other compensation the following as severance benefits (“Severance Benefits”):

               (i) an amount that is the greater of (1) the equivalent to the Base Salary for a period of twelve (12) months from the date of termination, less any payroll withholding and deductions due on such salary in accordance with applicable law, or (2) the benefits under the Company severance benefit plan applicable to Executive, if any, in effect on the termination date; and
               (ii) an amount equal to Executive’s Bonus (as defined below) for the year in which the employment is terminated prorated for the period during such year Executive was employed prior to the date of termination (or the full amount of the Bonus if Executive’s employment is terminated within six (6) months prior to or twelve (12) months following a Change of Control). As used in this Agreement, “Bonus” means the average of the bonuses awarded to Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of years as may be applicable if Executive has not been employed for three (3) full years on the date of termination. For purposes of determining Executive’s “Bonus,” to the extent Executive received no bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining Executive’s “Bonus” for purposes of this subsection (ii), and if any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof will be determined in good faith by the Board; and
               (iii) acceleration of vesting of Stock Awards pursuant to Section 2.4(b) or 2.4(c), as applicable; and
               (iv) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state coverage continuation law expires), (1) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA, or applicable state coverage continuation laws, for Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination (provided that Executive will be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA or any state analog, including, without limitation, his election of such coverage and his timely payment of premiums), or for any health insurance premiums of Executive’s health insurance paid by the Company prior to termination of employment pursuant to this Section 7.2 for which continuation coverage pursuant to COBRA or any state analog is not available, and (2) pay to Executive the amount of any life insurance premiums it was paying prior to the date of Executive’s termination;
               (v) executive-level outplacement services at the Company’s expense, not to exceed $15,000, by a firm selected by Executive from a list compiled by the Company.
          (c) The Severance Benefits due pursuant to Section 7.2(b)(i) and (b)(ii) will be payable as a lump sum payment no later than the date on which Executive’s right to revoke any waiver and release of legal claims has expired.

          (d) The Company will have the right to withhold further payments of unpaid Severance Benefits, upon its notice to Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that Executive has breached any of his post-termination obligations to the Company as defined in this Agreement.
  7.3 Termination by Executive for Good Reason.
          (a) Executive may voluntarily terminate his employment for Good Reason, as defined below; provided, however, that it shall only be deemed Good Reason pursuant to the definition below if (i) the Company is given written notice from the Executive within ninety (90) days following the first occurrence of a condition that the Executive considers to constitute Good Reason describing the condition and fails to remedy such condition within thirty (30) days following such written notice, and (ii) the Executive resigns from employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
          (b) “Good Reason” means: (i) any material diminution of Executive’s authority, duties or responsibilities; (ii) any material reduction by the Company in Executive’s annual Base Salary; (iii) a relocation of Executive’s place of employment to a location in excess of 50 miles from the Company’s headquarter offices in Bethesda, MD; (iv) any material breach by the Company of this Agreement after written notice of such breach and failure by the Company to cure the breach within fifteen (15) business days after receipt of such notice; (v) any purported termination of Executive’s employment for Cause by the Company that is not in accordance with the definition of Cause set forth in this Agreement; (vi) any failure to pay Executive the earned bonus for any period under any management incentive compensation plan adopted by the Company, if a majority of other officers of the Company or any successor or affiliate have been paid bonuses for such period under such plan; or (vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.
          (c) In the event Executive terminates his employment under circumstances which constitute Good Reason, and provided that Executive executes and does not revoke a release as provided in Section 8, the Company will pay or grant Executive the Severance Benefits according to Section 7.2(b), provided that the Company will have the right to withhold further payments of unpaid Severance Benefits, upon its notice to Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that Executive has breached any of his post-termination obligations to the Company.
  7.4 Termination by Executive Without Good Reason.
          (a) Executive may terminate the employment with the Company at any time without Good Reason.
          (b) In connection with a termination of the employment pursuant to this Section 7.4, Executive will not be entitled to receive any Severance Benefits, unpaid bonuses or other compensation, except that the Company will pay Executive the Base Salary due the Executive through the date of termination, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of the Company at the time of termination.

  7.5 Termination for Death.
          (a) The Employment Term will terminate immediately upon Executive’s death. Upon such termination, the Company will pay to any beneficiaries designated by Executive in writing in Exhibit C (the “Death Benefits Recipients”), or in the absence of such designation, to Executive’s estate, in lieu of any other severance benefits or any other compensation:
               (i) the Base Salary due the Executive through the date of Executive’s death, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of the Company at the time of Executive’s death;
               (ii) Executive’s annual Base Salary as in effect immediately prior to the date of death, payable over the twelve (12) month period commencing on the date of death in equal monthly installments, provided, however, that any installments remaining to be paid on March 15 of the calendar year immediately following the year of the Executive’s death shall be accelerated and paid in full at that time;
               (iii) an amount equal to Executive’s Bonus for the year in which Executive’s death occurs, payable over the twelve (12) month period commencing on the date of death in equal monthly installments provided, however, that any installments remaining to be paid on March 15 of the calendar year immediately following the year of the Executive’s death shall be accelerated and paid in full at that time.
          (b) In addition, for the period beginning on the date of death and ending on the date which is twelve (12) full months following the date of death (or, if earlier, the date on which the applicable continuation period under COBRA or applicable state coverage continuation laws expires), the Company will reimburse Executive’s eligible dependents for the costs associated with continuation coverage for such eligible dependents pursuant to COBRA or applicable state analog) (provided that Executive’s dependents will be solely responsible for all matters relating to such continuation of coverage pursuant to COBRA or applicable state analog, including, without limitation, election of such coverage and the timely payment of premiums), or for any health insurance premiums of Executive’s health insurance paid by the Company prior to termination of employment pursuant to this Section 7.5 for which continuation coverage pursuant to COBRA is not available.
          (c) Executive may change the Death Benefits Beneficiaries by written notice to the Company.
  7.6 Termination for Disability.
          (a) The Company may terminate Executive’s employment by written notice at any time for Disability (as defined in subsection (c) below). Upon such termination, the Company will pay Executive (i) the Base Salary due Executive through the date of termination, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of the Company at the time of termination, and (ii) provided that Executive executes and does not revoke a release as provided in Section 8, the Severance Benefits.

          (b) The payments and Severance Benefits due the Executive under subsection (a) above are in lieu of any other severance benefits or any other compensation. The Severance Benefits due pursuant to Section 7.2(b)(i) and 7.2(b)(ii) will be payable as a lump sum payment or in equal installments over a twelve (12) month period, as determined by the Board in its discretion, provided that any installments remaining to be paid on March 15 of the calendar year immediately following the year of the Executive’s termination shall be accelerated and paid in full at that time.
          (c) “Disability” will be deemed to have occurred if Executive was physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for (i) a period in excess of ninety (90) consecutive days, or (ii) a period in excess of one hundred twenty (120) days in the aggregate in any consecutive one hundred eighty (180) day period. This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law. The existence of Executive’s Disability will be determined by the Company on the advice of a physician chosen by the Company and Executive (or in the event of mental disability, Executive’s Death Benefits Recipients) and the Company reserves the right to have the Executive examined by such physician at the Company’s expense.
  7.7 Cooperation Obligations.
          (a) Transition Activities. After delivery or receipt of any notice of termination by Executive, and for a reasonable period following any termination of Executive’s employment for any reason, Executive will fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
          (b) Return of the Company’s Property. If Executive’s employment is terminated for any reason the Company will have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive will immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive will deliver to the Company a signed statement certifying compliance with this Section 7.7 prior to the receipt of any post-termination benefits described in this Agreement
          (c) Litigation. After the Employment Term, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

          (d) Expenses and Fees. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 7.7, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive will not be entitled to any compensation for activities performed pursuant to this Section 7.7 during the period in which Executive receives any Severance Benefits. Thereafter, the Company will pay Executive a compensation for activities performed pursuant to this Section 7.7 based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 7.7 following termination of the employment, Executive agrees and acknowledges that he will be serving as an independent contractor, not as a the Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.
     7.8 Surviving Clauses. Sections 2.4, 3, 6, 7, 8, 9, 10, and 11 (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.
  8. Release
     As a condition precedent to receipt of any Severance Benefits, Executive will provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the “Release”), or a release in such other form as the parties may agree upon at the time.
  9. Non-Competition
     Executive will not, for a period of twelve (12) months from the end of the Employment Term, for Executive’s own account, or as owner, manager, officer, shareholder, consultant, director, representative or employee of a company, participate in the research or development of (i) antibodies against the EpCAM target molecule, or (ii) BiTE molecules or active agents which trigger the same mechanism as BiTE molecules (collectively, the “Non-Compete Field”). The Board may, in its discretion, reduce the scope of the Non-Compete Field.
  10. Non-Solicitation
     While employed by the Company, and for a period of six (6) months from the end of the Employment Term, Executive will not interfere with the business of the Company by (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly causing any third party that provides services to the Company to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

  11. General Provisions
     11.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to Executive at his address as listed on the Company payroll or the Executive’s then current place of abode.
     11.2 Confidentiality. Executive will hold the provisions of this Agreement in strictest confidence and will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that Executive may disclose this Agreement: (a) to Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.
     11.3 Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this entire Agreement and understands it, (b) the limitations imposed in this Agreement do not prevent him from earning a living or pursuing his career following the termination of the employment, and (c) the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
     11.4 Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of this Agreement or any of its terms. Executive agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.
     11.5 Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 11.5, Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     11.6 Waiver. If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it will not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement. Any such waiver will be effective only if made in writing and signed by the Party waiving such breach or performance.

     11.7 Complete Agreement; Amendment. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement replaces all previous agreements regarding the service relationship of Executive with the Company. After commencement of the Agreement Executive does not have any further claim to compensation, including bonuses which were agreed in the contract replaced by this Agreement, except outstanding due amounts. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and Executive.
     11.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     11.9 Assignment; Assumption by Successor; Non-transferability of Interest.
          (a) The Company may assign this Agreement, without the consent of Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
          (b) None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement will be void.
     11.10 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
     11.11 Construction. The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

     11.12 Choice of Law. All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of that State.
     11.13 Arbitration. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, but excluding claims under or relating to Section 9 or 10 of this Agreement or relating to any separate agreements between the parties (including the Proprietary Information and Inventions Agreement) which do not specify arbitration as the exclusive remedy, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The location for the arbitration shall be the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.
Micromet, Inc.

/s/ Christian Itin

Name: Christian Itin
Title: President & CEO

/s/ Mark L. Reisenauer

Mark L. Reisenauer

Exhibit A
Proprietary Information And Inventions Agreement

Micromet, Inc.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Micromet, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Agreement (the “Agreement”) and agree as follows:
1. Nondisclosure.
     1.1 Recognition of the Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.
     1.2 Proprietary Information. The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting the Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

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     1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
     1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2. Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).
     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In

A-2.

addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.
4. Duty Of Loyalty During Employment. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.
5. Reasonableness Of Restrictions.
     5.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

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     5.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
     5.3 If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
6. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return of the Company Property. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.
8. Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10. General Provisions
     10.1 Governing Law. All questions concerning the construction, validity, interpretation of this Agreement will be governed by and construed according to the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of the State of Maryland. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Montgomery County, Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.
     10.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
     10.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
     10.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     10.5 Employment Status. I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

A-4.

     10.6 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
     10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.
Dated:

(Signature)

(Printed Name)

Accepted and Agreed To:

Micromet, inc.

By:

Title:

A-5.

Exhibit A
Previous Inventions

TO:	Micromet, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☐	No inventions or improvements.

☐	See below:

☐     Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐     Additional sheets attached.

A-6.

Exhibit B
RELEASE AGREEMENT
This Release of Claims (Release”) is made as of                      by and between Mark L. Reisenauer (“the Executive”) and Micromet, Inc. (the “Company”) (together, the “Parties”).
     1. In consideration for Executive’s execution of this Release, the Company will make a severance payment to Executive in the amount of $                    , subject to standard payroll deductions and withholdings. This payment will be made in a lump sum on the first business day which occurs at least eight days following the Company’s receipt of Executive’s executed Agreement. If Executive timely elects and remains eligible for continued coverage under COBRA, or applicable state coverage continuation laws, the Company will pay that portion of Executive’s heath coverage premiums it was paying prior to the Separation Date for ___ months or for the continuation period, whichever is shorter.
     2. Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to Releases, events, acts or conduct at any time prior to the date Executive executes this Settlement Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:
•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of his/her family and/or promissory estoppel).
Excluded from this Release are any claims which cannot be waived by law. Executive is waiving, however, his/her right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on his/her behalf. Executive acknowledges that you he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the ADEA, as amended. Executive also acknowledges that (i) the consideration given to his/her in exchange for the waiver and release in this Release is in addition to anything of value to which he/she was already entitled, and (ii) that he/she has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which he/she is eligible, and have not suffered any on-the-job injury for which he/she has not already filed a claim. Executive further acknowledges that he/she has been advised by this writing that: (a) his/her waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) he/she has been advised hereby that he/she has the right to consult with an attorney prior to executing this Release; (c) he/she has twenty-one (21) days to consider this Release (although Executive may choose to voluntarily execute this Release earlier and if he/she does he/she will sign the Consideration Period waiver below); (d) he/she has seven (7) days following his/her execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after Executive executes this Release.
     3. On or before the last day of Executive’s employment, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in his/her possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive shall coordinate the return of Company property with [name/title].
     4. Executive further agrees that both during and after Executive’s employment Executive acknowledges his/her continuing obligations under his/her Proprietary Information, Inventions and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.
     5. It is understood that Executive shall hold the provisions of this Release in strictest confidence and shall not publicize or disclose it in any manner whatsoever; provided, however, that: (a) Executive may disclose this Release to his/her immediate family; (b) Executive may disclose this Release in confidence to his/her attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Release insofar as such disclosure may be required by law.
     6. Executive agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

     7. This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
     8. Executive agrees that upon any breach of this Release Executive will forfeit all amounts paid or owing to Executive under this Release. Executive further acknowledges that it may be impossible to assess the damages caused by violation of the terms of paragraphs 3, 4, 5 and 6 of this Release and further agree that any threatened or actual violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. Executive therefore agrees that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon Executive’s breach of this Release, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Release. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against Executive under this Release, Executive agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release.
     9. This Release constitutes the complete, final and exclusive embodiment of the entire Release between the Parties with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.
In Witness Whereof, the Parties have duly authorized and caused this Agreement to be executed as follows:

Micromet, Inc.		Mark L. Reisenauer, an Individual

By:

Name
Title
Date:		Date:

Exhibit C
DEATH BENEFITS RECIPIENTS

Primary Beneficiary:	Amount of Payment pursuant to Section 7.5

[ ]	[___]%

Secondary Beneficiary (if Primary Beneficiary pre-deceased):

[ ]	[___]%

[ ]	[___]%

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